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                                                                   EXHIBIT 10.18

                          [UNITED DOMINION Letterhead]




                                 April 28, 1999



Mr. William R. Holland
Chairman and Chief Executive Officer
United Dominion Industries Limited
2300 One First Union Center
301 S. College Street
Charlotte, NC 28202

Re:      Supplemental Executive Retirement Plan

Dear Bill:

The purpose of this letter is to recite the agreement between you and the Company, as approved by the Company's Compensation and Human Resources Committee ("CHRC"), regarding your benefit under the Company's Supplemental Executive Retirement Plan ("SERP").

Under the current SERP plan design, upon your retirement at age 62, you are eligible to receive your accrued SERP benefit in the form of a life annuity, with a right of survivorship in your spouse. If you elect to retire before you reach 62, your benefit is reduced using an actuarial factor to reflect the early commencement of benefits. Additionally, in the event there is a "Change in Control" (as defined in the SERP), you will receive your SERP benefit in a single lump sum payment, calculated using the GATT discount rate determined from time to time under the United Dominion Retirement Plan for Salaried Employees (the "GATT rate").

The modifications to your SERP benefit are as follows:

Your SERP benefit will be paid in a single lump sum payment if your employment terminates under any of the following circumstances prior to a Change in
Control:

         1.       retirement upon reaching age 62, or thereafter
         2.       death or "Disability" (as defined under the SERP), or
         3. termination without "Good Cause" (as defined in the Company's Corporate Office Severance Policy, as amended from time to time).

In any of these events, the amount of the lump sum would be computed (i) using the GATT rate in effect as of the date of such termination, and (ii) in the case of your death, Disability



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or termination without Good Cause occurring before age 62, without regard to the early retirement reduction factors that would otherwise apply to a SERP benefit commencing before age 62. The lump sum would be paid to you on or about the first business day of January of the calendar year following the calendar year in which your employment terminates.

If you wish to waive this lump sum payment and receive the annuity benefits otherwise provided for under the SERP, you must provide the Company with written notice of this election before December 1, 1999, which election must be irrevocable. If you chose to waive the lump sum payment and your employment terminates prior to a Change in Control as a result of your death, Disability or termination without Good Cause occurring before you reach age 62, your annuity payments from the SERP will be calculated without regard to the early retirement reduction factors that would otherwise apply to a SERP benefit commencing before age 62.

Nothing in this letter is intended to modify your benefits provided under the March 1, 1999 Change in Control agreement between you and the Company, or the current provisions of the SERP regarding the lump sum payment of the "Commuted Payment Amount" of your SERP benefits if your employment terminates after a Change in Control.

Please sign below to acknowledge and agree to the changes described above. If you have any questions on this subject, please don't hesitate to call Tim Verhagen or me at any time.

Best regards,
UNITED DOMINION INDUSTRIES LIMITED


/s/ Dalton D. Ruffin

Dalton D. Ruffin
Chairman, Compensation and
Human Resources Committee

Accepted:


/s/ William R. Holland
-----------------------------------
William R. Holland





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